EXECUTION COPY








                                U.S. $300,000,000



                            364-DAY CREDIT AGREEMENT

                            Dated as of June 1, 1999

                                      Among

                     INTERNATIONAL FLAVORS & FRAGRANCES INC.

                                   as Borrower

                                       and

                        THE INITIAL LENDERS NAMED HEREIN

                               as Initial Lenders

                                       and

                                 CITIBANK, N.A.

                                    as Agent

                                       and

                            SALOMON SMITH BARNEY INC.

                                   as Arranger






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                               TABLE OF CONTENTS

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms .........................................  1
SECTION 1.02. Computation of Time Periods ................................... 10
SECTION 1.03. Accounting Terms .............................................. 10

                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Revolving Credit Advances ................................. 10
SECTION 2.02. Making the Revolving Credit Advances .......................... 10
SECTION 2.03. The Competitive Bid Advances .................................. 11
SECTION 2.04. Fees .......................................................... 14
SECTION 2.05. Termination or Reduction of the Commitments ................... 15
SECTION 2.06. Repayment of Revolving Credit Advances ........................ 15
SECTION 2.07. Interest on Revolving Credit Advances ......................... 15
SECTION 2.08. Interest Rate Determination ................................... 16
SECTION 2.09. Option Conversion of Revolving Credit Advances ................ 17
SECTION 2.10. Prepayments of Revolving Credit Advances ...................... 17
SECTION 2.11. Increased Cost ................................................ 17
SECTION 2.12. Illegality .................................................... 18
SECTION 2.13. Payments and Computations ..................................... 18
SECTION 2.14. Taxes ......................................................... 19
SECTION 2.15. Sharing of Payments, Etc. ..................................... 20
SECTION 2.16. Evidence of Debt .............................................. 21
SECTION 2.17. Use of Proceeds ............................................... 21
SECTION 2.18. Increase in the Aggregate Commitments ......................... 21
SECTION 2.19. Extension of Termination Date ................................. 22

                                   ARTICLE III

                    CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of
  Sections 2.01 and 2.03 .................................................... 24
SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing,
  Increase Date and Extension Date .......................................... 25
SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing ........ 26
SECTION 3.04. Determinations under Section 3.01 ............................. 26

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of the Borrower ................ 26




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                                       ii



                                   ARTICLE V

                           COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants ......................................... 28
SECTION 5.02. Negative Covenants ............................................ 30
SECTION 5.03. Financial Covenant ............................................ 31

                                   ARTICLE VI

                               EVENTS OF DEFAULT

SECTION 6.01. Events of Default ............................................. 31

                                   ARTICLE VII

                                    THE AGENT

SECTION 7.01. Authorization and Action ...................................... 33
SECTION 7.02. Agent's Reliance, Etc ......................................... 33
SECTION 7.03. Citibank and Affiliates ....................................... 34
SECTION 7.04. Lender Credit Decision ........................................ 34
SECTION 7.05. Indemnification ............................................... 34
SECTION 7.06. Successor Agent ............................................... 34
SECTION 7.07. Other Agents .................................................. 35

                                  ARTICLE VIII

                                  MISCELLANEOUS

SECTION 8.01. Amendments, Etc. .............................................. 35
SECTION 8.02. Notices, Etc. ................................................ 35
SECTION 8.03. No Waiver; Remedies ........................................... 36
SECTION 8.04. Costs and Expenses ............................................ 36
SECTION 8.05. Right of Set-off .............................................. 37
SECTION 8.06. Binding Effect ................................................ 37
SECTION 8.07. Assignments and Participations ................................ 37
SECTION 8.08. Confidentiality ............................................... 39
SECTION 8.09. Governing Law ................................................. 39
SECTION 8.10. Execution in Counterparts ..................................... 39
SECTION 8.11. Jurisdiction, Etc. ............................................ 39
SECTION 8.12. Waiver of Jury Trial .......................................... 40


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                                      iii



                                                                            PAGE


Schedules

Schedule I -- List of Applicable Lending

Schedule 5.02(a) -- Existing Liens




Exhibits

Exhibit A-1  --  Form of Revolving Credit Note

Exhibit A-2  --  Form of Competitive Bid Note

Exhibit B-1  --  Form of Notice of Revolving Credit Borrowing

Exhibit B-2  --  Form of Notice of Competitive Bid Borrowing

Exhibit C    --  Form of Assignment and Acceptance

Exhibit D    --  Form of Opinion of Counsel for the Borrower

                            364-DAY CREDIT AGREEMENT

                            Dated as of June 1, 1999

     INTERNATIONAL FLAVORS & FRAGRANCES INC., a New York corporation (the "Borrower"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, and CITIBANK, N.A. ("Citibank"), as agent (the "Agent"), and SALOMON SMITH BARNEY INC., as arranger, for the Lenders (as hereinafter defined), agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Advance" means a Revolving Credit Advance or a Competitive Bid
     Advance.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

          "Agent's Account" means the account of the Agent maintained by the Agent at Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 36852248, Attention: Melissa Hamilton.

          "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

          "Applicable Margin" means (a) for Base Rate Advances, 0% per annum and
     (b) for Eurodollar Rate Advances, as of any date prior to the Term Loan Conversion Date, 0.23% per annum and, as of any date, on and after the Term Loan Conversion Date, 0.75% per annum.

          "Assignment and Acceptance" means as assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

          "Assuming Lender" has the meaning specified in Section 2.18(d).

          "Assumption Agreement" has the meaning specified in Section
     2.18(d)(ii).

          "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

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                                       2


               (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

               (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from the three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

               (c) 1/2 of one percent per annum above the Federal Funds Rate.

          "Base Rate Advance" means a Revolving Credit Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

          "Borrowing" means a Revolving Credit Borrowing or a Competitive Bid Borrowing.

          "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market.


          "Commitment" means as to any Lender (a) the amount set forth opposite such Lender's name on the signature pages hereof, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to
     Section 2.18.

          "Commitment Date" has the meaning specified in Section 2.18(b).

          "Commitment Increase" has the meaning specified in Section 2.18(a).

          "Competitive Bid Advance" means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance.

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                                       3


          "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03.

          "Competitive Bid Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a competitive Bid Advance made by such Lender.

          "Competitive Bid Reduction" has the meaning specified in Section 2.01.

          "Confidential Information" means information that the Borrower furnishes to the Agent or any Lender, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower.

          "Consenting Lender" has the meaning specified in Section 2.19(b).

          "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

          "Convert", "Conversion" and "Converted" each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08 or 2.09.

          "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit,
     (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien or property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

          "Default" means any Event of Default or any event that would constitute an Event of default but for the requirement that notice be given or time elapse or both.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement


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                                       4


     or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "Effective Date" has the meaning specified in Section 3.01.

          "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

          "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation,
     (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

          "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" means any person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

          "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring

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                                       5

     the provision of security to such Plan pursuant to Section 307 of ERISA; or
     (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing
     (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Dow Jones Markets Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, it for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Dow Jones Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

          "Eurodollar Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(ii).

          "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances or LIBO Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances or LIBO Rate Advances is determined) having a term equal to such Interest Period.

          "Events of Default" has the meaning specified in Section 6.01.

          "Extension Date" has the meaning specified in Section 2.19(b)


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                                       6


          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "Fixed Rate Advances" has the meaning specified in Section 2.03(a)(i).

          "Founder" means (a) each Person who is a beneficial owner (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of Voting Stock of the Borrower on the date hereof or any Person that is or becomes a fiduciary of any Person who is a beneficial owner of (or any Person for whole account were held) outstanding shares of Voting Stock of the Borrower on the date hereof (in any such case, an "Existing Shareholder"), including any group that is comprised solely of Existing Shareholders and (b) any such Existing Shareholder or group comprised solely of Existing Shareholders who shall become the beneficial owner of 20% or more of the outstanding shares of Voting Stock of the Borrower solely as a result of an acquisition by the Borrower of shares of its Voting Stock, in each case until such time as the Persons or group described in clause (a) or (b) above shall become the beneficial owner (other than by means of a stock dividend, stock split, gift or inheritance or receipt or exercise of, or accrual of any right to exercise, any stock options of shares of stock granted by the Borrower) or any additional shares of Voting Stock of the Borrower. In addition, the Borrower, any wholly-owned Subsidiary of the Borrower and any employee stock ownership or other employee benefit plan of the Borrower or a wholly-owned Subsidiary of the Borrower shall be a "Founder."

          "GAAP" has the meaning specified in Section 1.03.

          "Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and
     (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

          "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

          "Increase Date" has the meaning specified in Section 2.18(a).

          "Increasing Lender" has the meaning specified in Section 2.18(b)

          "Information Memorandum" means the information memorandum dated April 27, 1999 used by the Agent in connection with the syndication of the Commitments.

     "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurodollar Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to


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                                       7

     Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

               (i) the Borrower may not select any Interest Period that ends after the Termination Date or, if the Revolving Credit Advances have been converted to a term loan pursuant to Section 2.06 prior to such selection, that ends after the Maturity Date;

               (ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

               (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

               (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Lenders" means the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 or 2.19 and each Person that shall become a party hereto pursuant to Section 8.07.

          "LIBO Rate" means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equate to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Dow Jones Markets Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks' respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Dow Jones Markets Telerate Page 3750 (or any successor page) is unavailable, the LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of applicable rates furnished to an received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

          "LIBO Rate Advances" means a Competitive Bid Advance bearing interest based on the LIBO Rate.

          "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole.

          "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note

          "Maturity Date" means the earlier of (a) the first anniversary of the Termination Date and (b) the date of termination in whole of the aggregate Commitments pursuant to Section 2.05 or 6.01.

          "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Multiple Employer Plan" means a single employer plan, as defined in
     Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under
     Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "Non-Consenting Lender" has the meaning specified in Section 2.18(b).

          "Note" means a Revolving Credit Note or a Competitive Bid Note.

          "Notice of Revolving Credit Borrowing" has the meaning specified in
     Section 2.02(a).

          "Notice of Competitive Bid Borrowing" has the meaning specified in
     Section 2.03(a).

          "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

          "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and
(d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its purposes.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means a Single Employer Plan or a Multiple Employer Plan.

          "Reference Banks" means Citibank and First Union National Bank.

          "Register" has the meaning specified in Section 8.07(d).

          "Required Lenders" means at any time Lenders owned at least a majority in interest of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

          "Revolving Credit Advance" means advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Revolving Credit Advance).

          "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

          "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

          "Single Employer Plan" means a single employer plan, as defined in
     Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "Subsidiary" of any Person means any corporation, partnership joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or
     (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "Term Loan Conversion Date" means the Termination Date on which all Revolving Credit Advances outstanding on such date are converted into a term loan pursuant to Sect6ion 2.06.

          "Term Loan Election" has the meaning specified in Section 2.06.

          "Termination Date" means the earlier of (a) May 30, 2000, subject to the extension thereof pursuant to Section 2.19 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.19 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

          "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e)("GAAP").


                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCES

          SECTION 2.01. The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Commitment provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a "Competitive Bid Reduction"). Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

          SECTION 2.02. Making the Revolving Credit Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Revolving Credit Borrowing (a "Notice of Revolving Credit Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 12:00 Noon (New York City time) on the date of such Revolving Credit Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in the same day funds, such Lender's ratable portion of such Revolving Credit Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's address referred to in Section 8.02.

          (b) Anything in subsection (a) above to the contrary notwithstanding,
(i) the Borrower may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than six separate Revolving Credit Borrowings.

          (c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

          (d) Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

          (e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

          SECTION 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that the Borrower may make Competitive Bid Borrowings under this Section
2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances than outstanding shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any Competitive Bid Reduction).

          (i) The Borrower may request a Competitive Bid Borrowing under this
     Section 2.03 by delivering to the Agent, by telecopier or telex, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (v) date of such proposed Competitive Bid Borrowing, (w) aggregate amount of such proposed

     Competitive Bid Borrowing, (x) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 30 days after the date of such Competitive Bid Borrowing or later than the Termination Date), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 10:00 A.M. (New York City time)
     (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate Advances") and (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Borrower. The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

          (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower), (A) before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and (B) before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts of such proposed Competitive Bid may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Commitment, if any), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent, by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent before 10:00 A.M. (New York City time), and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

          (iii) The Borrower shall, in turn, (A) before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and
     (B) before 11:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rare Advances, either:

               (x) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

               (y) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect. The Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

          (iv) If the Borrower notifies the Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

          (v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in
     Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 11:00 A.M. (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, such Lender's portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds. The Agent will make such funds available to the Borrower at the location specified by the Borrower in its Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

          (vi) If the Borrower notifies the Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

     (b) Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

     (c) Within the limits and on the conditions set forth in this Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

     (d) The Borrower shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Borrower shall have no right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

     (e) The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

     (f) The indebtedness of the Borrower resulting from each Competitive Bid Advance made to the Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of the Borrower payable to the order of the Lender making such Competitive Bid Advance.

     SECTION 2.04. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until earlier of the Termination Date and the Term Loan Conversion Date at a rate of 0.07% per annum, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 1999, and on the Termination Date or the Term Loan Conversion Date, as the case may be.

     (b) Utilization Fee. Borrower agrees to pay to the Agent for the account of each Lender for each date prior to the Termination Date on which the aggregate outstanding Advances exceed 33% of the Commitments, a fee on the aggregate amount of the outstanding Advances at a rate of 0.10% per annum, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 1999, and on the Termination Date.

     (c) Agent's Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

     SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and provided further that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive Bid Advances then outstanding.

     (b) Mandatory. On the Termination Date, if the Borrower has made the Term Loan Election in accordance with Section 2.06 prior to such date, and from time to time thereafter upon each prepayment of the Revolving Credit Advances, the Commitments of the Lenders shall be automatically and permanently reduced on a pro rata basis by an amount equal to the amount by which (i) the aggregate Commitments immediately prior to such reduction exceeds (ii) the aggregate unpaid principal amount of all Revolving Credit Advances outstanding at such time.

     SECTION 2.06. Repayment of Revolving Credit Advances. The Borrower shall, subject to the next succeeding sentence, repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding. The Borrower may, upon not less than 15 days' notice to the Agent, elect (the "Term Loan Election") to convert all of the Revolving Credit Advances outstanding on the Termination Date in effect at such time into a term loan which the Borrower shall repay in full ratably to the Lenders on the Maturity Date; provided that the Term Loan Election may not be exercised if a Default has occurred and is continuing on the date of notice of the Term Loan Election or on the date on which the Term Loan Election is to be effected. All Revolving Credit Advances converted into a term loan pursuant to this Section 2.06 shall continue to constitute Revolving Credit Advances except that the Borrower may not reborrow pursuant to Section
2.01 after all or any portion of such Revolving Credit Advances have been prepaid pursuant to Section 2.10.

     SECTION 2.07. Interest On Revolving Credit Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

          (i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

          (ii) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

     (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Revolving Credit Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

     SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate and each LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

     (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

     (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances.

     (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

     (e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

     (f) If Dow Jones Markets Telerate Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate or LIBO Rate for any Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

          (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

          (ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, be prepaid by the Borrower or be automatically Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

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                                       17


          (iii) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

     SECTION 2.09. Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Revolving Credit Advances of one Type comprising the same Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify
(i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

     SECTION 2.10. Prepayments of Revolving Credit Advances. The Borrower may, upon notice at least two Business Days' prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

     SECTION 2.11. Increased Costs. (a) If after the date hereof, due to either
(i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

     (b) If after the date hereof any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

     SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

     SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder not later than 11:00 A.M. (New York City time) on the day when due to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.03, 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.19, and upon the Agent's receipt of such Lender's Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

     (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

     (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurodollar Rate, the LIBO Rate or the Federal Funds Rate or in respect of Fixed Rate Advances and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

     SECTION 2.14. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

     (c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

     (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

          SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

          (b) The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in winch accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.

          (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

          SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries, including commercial paper backstop.

          SECTION 2.18. Increase in the Aggregate Commitments. (a) The Borrower may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Commitment be increased by an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (each a "Commitment Increase") to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the "Increase Date") as specified in the related notice to the Agent; provided, however, that (i) in no event shall the aggregate amount of the Commitments at any time exceed $400,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.

          (b) The Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the "Commitment Date"). Each Lender that is willing to participate in such requested Commitment Increase (each an "Increasing Lender") shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent.

          (c) Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

          (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with
Section 2.18(c) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section 2.18(c), an "Assuming Lender") shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

          (i) (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit D hereto;

          (ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an "Assumption Agreement"), duly executed by such Eligible Assignee, the Agent and the Borrower; and

          (iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier or telex, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

          SECTION 2.19. Extension of Termination Date. (a) At least 30 days but not more than 45 days prior to the Termination Date, the Borrower, by written notice to the Agent, may request an extension of the Termination Date in effect at such time by 364 days from its then scheduled expiration; provided, however, that the Borrower shall not have made the Term Loan Election for Revolving Credit Advances outstanding on such Termination Date prior to such time. The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to the Termination Date, notify the Borrower and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the Termination Date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall notify the Borrower not later than 15 days prior to the Termination Date of the decision of the Lenders regarding the Borrower's request for an extension of the Termination Date.

          (b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the Termination Date (the "Extension Date"), be extended for 364 days; provided, that on each Extension Date the applicable conditions set forth in Article III shall be satisfied. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable Extension Date, be extended as to those Lenders that so consented (each a "Consenting Lender") but shall not be extended as to any other Lender (each a "Non-Consenting Lender"). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.19 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section
2.19 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender's rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 7.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.

          (c) If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.19, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than 10 days prior to the Termination Date of the amount of the Non-Consenting Lenders' Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Consenting Lenders, such Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the Agent. If after giving effect to the assignments of Commitments described above there remains any Commitments of Non-Consenting Lenders, the Borrower may arrange for one or more Consenting Lenders or other Eligible Assignees as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender's Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

          (i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;

          (ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

          (iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 8.07(a) for such assignment shall have been paid;

provided further that such Non-Consenting Lender's rights under Sections 2.11,
2.14 and 8.04, and its obligations under Section 7.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Borrower and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.19 shall have delivered to the Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgement by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions thereof, be released and discharged.

          (d) If all of the Lenders (after giving effect to any assignments pursuant to subsection (b) of this Section 2.19) consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Borrower, and, so long as no Default shall have occurred and be continuing as of such Extension Date, or shall occur as a consequence thereof, the Termination Date then in effect shall be extended for the additional 364-day period as described in subsection (a) of this Section 2.19, and all references in this Agreement, and in the Notes, if any, to the "Termination Date" shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.


                                  ARTICLE III

                    CONDITIONS TO EFFECTIVENESS AND LENDING

          SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01 and 2.03. Sections 2.01 and 2.03 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

          (a) There shall have occurred no Material Adverse Change since December 31, 1998.

          (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

          (c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have requested.

          (d) All governmental and third party consents and approvals necessary in connection with the transaction contemplated thereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that retrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

          (e) the Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

          (f) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

          (g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

               (i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

              (ii) No event has occurred and is continuing that constitutes a Default.

          (h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each
Lender:

             (i) The Revolving Credit Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

             (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.


             (iii) A certificate of the Secretary or any Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

             (iv) A favorable opinion of Weil, Gotshal & Manges LLP, counsel for the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.

             (v) A favorable opinion of Shearman & Sterling, counsel for the Agent, in form and substance satisfactory to the Agent.

          SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing, Increase Date and Extension Date. The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing, each Commitment Increase and each extension of Commitments pursuant to Section
2.19 shall be subject to conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing the applicable Increase Date or the applicable Extension Date (a) the following statements shall be true (and each of the giving of applicable Notice of Revolving Credit Borrowing request for Commitment Increase request for Commitment Extension and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such Increase Date or such Extension Date such statements are true):

          (i) the representations and warranties contained in Section 4.01 (except, in the case Revolving Credit Borrowings, the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of such date, before and after giving effect to such Revolving Credit Borrowing, such Increase Date or such Extension Date and to the application of the proceeds therefrom, as though made on and as of such date, and

          (ii) no event has occurred and is continuing, or would result from such Revolving Credit Borrowing, such Increase Date, such Extension Date or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

          SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligations of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (a) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (b) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (c) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Competitive Bid Borrowing such statements are true):

          (i) the representations and warranties contained in Section 4.01 are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

          (ii) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

          SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transaction contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

          (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

          (b) The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower.

          (c) No authorization or approval or other action by, and notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the NOtes to be delivered by it.

          (d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

          (e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1998, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 1998, there has been no Material Adverse Change.

          (f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

          (g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

          (h) The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          (i) The Borrower has (i) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the risk that computer applications used by the Borrower or any of its Subsidiaries (or suppliers, vendors and customers) may be unable to recognize and perform properly date sensitive functions involving certain dates prior to and any date after December 31, 1999 (the "Year 2000 Problem"), (ii) developed a plan and timetable for addressing the Year 2000 Problem on a timely basis and (iii) to date, implemented that plan in accordance with such timetable. Based on the foregoing, the Borrower believes that all computer applications that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before, on and after January 1, 2000 and the Borrower has no reason to believe that all computer applications of its suppliers, vendors and customers that are material to its or any of its Subsidiaries' business and operations are not reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before, on and after January 1, 2000, except, in the aggregate, to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE V

                           COVENANTS OF THE BORROWER

          SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

          (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws.

          (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent,
     (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

          (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.

          (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nod any of its Subsidiaries shall be required to preserve any right or franchise or, in the case of any Subsidiary, its corporate existence, if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower, and that the loss thereof is not disadvantageous in any material respect to the Borrower or the Lenders.

          (e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

          (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

          (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          (h) Reporting Requirements. Furnish to Lenders:

               (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.02 provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP.

               (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by PricewaterhouseCoopers LLP or other "Big Five" independent public accountants, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

               (iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

               (iv) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its security holders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

               (v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

               (vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

          SECTION 5.02. Negative Covenants. So long as any advance shall remain unpaid or any Lender shall have any commitment hereunder, the Borrower will not:

          (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter required, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

               (i) Permitted Liens,

               (ii) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed $25,000,000 at any time outstanding,

               (iii) the Liens existing on the Effective Date and described on
          Schedule 5.02(a) hereto,

               (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

               (v) other Liens securing Debt in an aggregate principal amount not to exceed $100,000,000 at any time outstanding, and

               (vi) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

          (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries, taken as a whole, to, any Person, or permit any of its Subsidiaries to do so, except that any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, and except that any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower and the Borrower may merge with any other Person so long as the Borrower is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

          (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

          (d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

          (e) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

               (i) Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower,

               (ii) Debt aggregating for all of the Borrower's Subsidiaries not more than $200,000,000 at any one time outstanding, and

               (iii) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

          SECTION 5.03 Financial Covenant. So long as any advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will maintain an excess of Consolidated total tangible assets over Consolidated total liabilities of not less than $600,000,000.


                                   ARTICLE VI

                               EVENTS OF DEFAULT

          SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

          (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

          (c) (i) the borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (h), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

          (d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $25,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

          (f) Judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as
     (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least "A" by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

          (g) (i) Any Person or two or more Persons acting in concert (other than any Founder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Borrower (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of the Borrower or (y) nominated for election by a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower); or (iii) any Person or two or more Persons acting in concert (other than any Founder) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or

          (h) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $25,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                                  ARTICLE VII

                                   THE AGENT

          SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

          SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.18 or 2.19, as the case may be, or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07;
(ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 7.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

          SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Revolving Credit Advances then owed to each of them (or if no Revolving Credit Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the "Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connectiOn with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

          SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor

Agent, provided that, so long as no Default has occurred and is continuing, the Borrower shall have the right to consent to such successor Agent (which consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's given of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          SECTION 7.07. Other Agents. Each Lender hereby acknowledges that neither any co-agent nor any other Lender designated as any "Agent" on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.


                                  ARTICLE VIII

                                 MISCELLANEOUS

          SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this
Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

          SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Borrower, at its address at 521 West 57th Street, New York, New York 10019, Attention: Treasurer, with a copy to Corporate Secretary; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on
Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provisions of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

          SECTION 8.03. No Waiver: Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 8.40. Costs and Expenses. (a) The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a), provided that in the case of any enforcement of this Agreement, the Notes and the other documents to be delivered hereunder, the Agent and the Lenders shall retain one counsel at the expense of the Borrower, provided further, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent all the Lenders, then each Lender with such a conflict of interest shall be entitled to retain its own counsel at the expense of the Borrower.

          (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or any Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, and the Agent and each Lender agrees not to assert any claim for special, indirect, consequential or punitive damages against the Borrower, any of its Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance, LIBO Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section
8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

          (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

          SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

          SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

          SECTION 8.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.11 or 2.14 or a notification by such Lender pursuant to Section 2.12) upon at least five Business Days' notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and the Revolving Credit Note or Notes held by it); provided however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it and Competitive Bid Notes), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee,
(iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this
Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrower.

          (d) The Agent shall maintain at its address referred to in Section
8.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

          (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

          (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

          SECTION 8.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

          SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

          SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          SECTION 8.12. WAIVER OF JURY TRIAL. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                               INTERNATIONAL FLAVORS & FRAGRANCES INC.

                               By /s/ DOUGLAS J. WETMORE
                                 -----------------------------------------------

                               Title: Vice President and Chief Financial Officer


                               CITIBANK, N.A.
                                 as Agent

                               By /s/ ROBERT D. WETRUS
                                 -----------------------------------------------
                                      Robert D. Wetrus
                               Title: Managing Director and Vice President



                                Initial Lenders
                                ---------------
                      Administrative Agent and Book Manager
                      -------------------------------------

Commitment
----------
$60,000,000                    CITIBANK, N.A.

                               By /s/ ROBERT D. WETRUS
                                 -----------------------------------------------
                                      Robert D. Wetrus
                               Title: Managing Director and Vice President

                                    Co-Agents
                                    ---------

$40,000,000                    BANK OF TOKYO-MITSUBISHI TRUST COMPANY

                               By /s/ RICHARD R. VAN DER BERGH
                                 -----------------------------------------------
                                      Richard R. Van der Bergh
                               Title: Vice President


$40,000,000                    BANCA COMMERCIALE ITALIANA-NEW YORK BRANCH

                               By /s/ CHARLES DOUGHERTY
                                 -----------------------------------------------
                                      C. Dougherty
                               Title: Vice President


                               By /s/ T. GALLONETTO
                                 -----------------------------------------------
                                      T. Gallonetto
                               Title: Assistant Vice President


$40,000,000                    FIRST UNION NATIONAL BANK

                               By /s/ JAMES J. MCKENNA
                                 -----------------------------------------------
                                      James J. McKenna
                               Title: Executive Vice President


                                    Lenders
                                    -------

$30,000,000                    ABN AMRO BANK N.V.

                               By /s/ DONALD SUTTON
                                 -----------------------------------------------
                                      Donald Sutton
                               Title: Vice President


                               By /s/ MICHAEL A. KOWALCZUK
                                 -----------------------------------------------
                                      Michael A. Kowalczuk
                               Title: Assistant Vice President


$30,000,000                    BANKBOSTON, N.A.

                               By /s/ WILLIAM F. HAMILTON
                                 -----------------------------------------------
                                      William F. Hamilton
                               Title: Director

$30,000,000                    THE BANK OF NEW YORK

                               By /s/ RUSSELL A. BURR
                                 -----------------------------------------------
                                      Russell A. Burr
                               Title: Senior Vice President


$30,000,000                    GENERALE (USA) FINANCE LLC

                               By /s/ EDDIE MATTHEWS
                                 -----------------------------------------------
                                      Eddie Matthews
                               Title: Senior Vice President


                               By /s/ DAVID SNYDER
                                 -----------------------------------------------
                                      David Snyder
                               Title: Senior Vice President


$300,000,000 Total of the Commitments

                                                                      SCHEDULE I
                                         INTERNATIONAL FLAVORS & FRAGRANCES INC.
                                                        364-DAY CREDIT AGREEMENT
                                                      APPLICABLE LENDING OFFICES



---------------------------------------------------------------------------------------------------
Name of Initial Lender             Domestic Lending Office            Eurodollar Lending Office
---------------------------------------------------------------------------------------------------
ABN AMRO BANK N.V.                 208 South LaSalle, Suite 1500      208 South LaSalle, Suite 1500
                                   Chicago, IL 60604-1003             Chicago, IL 60604-1003
                                   Attn: Loan Administration          Attn: Loan Administration
                                   T: 312 992-5151                    T: 312 992-5151
                                   F: 312 992-5156                    F: 312 992-5156
---------------------------------------------------------------------------------------------------
BANKBOSTON, N.A.                   100 Rustcraft Road                 100 Rustcraft Road
                                   Dedham, MA 02026                   Dedham, MA 02026
                                   Attn: Sue Merchant-Gardner         Attn: Sue Merchant-Gardner
                                   T: 617 467-2312                    T: 617 467-2312
                                   F: 617 467-2151                    F: 617 467-2151
---------------------------------------------------------------------------------------------------
THE BANK OF NEW YORK               One Wall Street                    One Wall Street
                                   New York, NY 10286                 New York, NY 10286
                                   Attn: Rose Leonard                 Attn: Rose Leonard
                                   T: 212 635-1471                    T: 212 635-1471
                                   F: 212 635-6397/6426               F: 212 635-6397/6426
---------------------------------------------------------------------------------------------------
BANK OF TOKYO-MITSUBISHI           1251 Avenue of the Americas        1251 Avenue of the Americas
TRUST COMPANY                      12th Floor                         12th Floor
                                   New York, NY 10020                 New York, NY 10020
                                   Attn: Mr. Rolando                  Attn: Mr. Rolando
                                   T: 212 782-5637                    T: 212 782-5637
                                   F: 212 782-5635                    F: 212 782-5635
---------------------------------------------------------------------------------------------------
BANCA COMMERCIALE                  One William Street                 One William Street
ITALIANA-NEW YORK BRANCH           New York, NY 10004                 New York, NY 10004
                                   Attn: Charles Dougherty            Attn: Charles Dougherty
                                   T: 212 607-3656                    T: 212 607-3656
                                   F: 212 809-2124                    F: 212 809-2124
---------------------------------------------------------------------------------------------------
CITIBANK, N.A.                     Two Penns Way                      Two Penns Way
                                   New Castle, DE 19720               New Castle, DE 19720
                                   Attn: Meaghan McCormack            Attn: Meaghan McCormack
                                   T: 302 894-6017                    T: 302 894-6017
                                   F: 302 894-6120                    F: 302 894-6120
---------------------------------------------------------------------------------------------------
FIRST UNION NATIONAL BANK          50 Main Street                     50 Main Street
                                   White Plains, NY 10606             White Plains, NY 10606
                                   Attn: David Ring                   Attn: David Ring
                                   T: 914 286-5039                    T: 914 286-5039
                                   F: 914 681-8755                    F: 914 681-8755
---------------------------------------------------------------------------------------------------

                                       44


---------------------------------------------------------------------------------------------------
GENERALE (USA) FINANCE LLC         520 Madison Avenue                 520 Madison Avenue
                                   New York, NY 10022                 New York, NY 10022
                                   Attn: Stephane Garceau             Attn: Stephane Garceau
                                   T: 212 418-8748                    T: 212 418-8748
                                   F: 212 750-9503                    F: 212 750-9503
---------------------------------------------------------------------------------------------------

                                                               Schedule 5.02(a)


                    INTERNATIONAL FLAVORS & FRAGRANCES INC.
                          LIENS CURRENTLY OUTSTANDING


Description                                                             Amount
-----------                                                             ------

Workers Compensation Judgement file January 19, 1996 for Toni         $55,255.76
Alt, Petitioner, Judgement entered on May 9, 1994.

Mechanics lien filed December 15, 1997 by CSI Ceramic Tile Co.        $20,328.00
in Augusta Ga.

Mechanics lien filed June 6, 1992 by Edward Jackson in                $   600.00
Middlesex County NJ

Mechanics lien filed February 10, 1995 by RKL Building Services       $ 2,293.56
in New York City NY.

Mechanics lien filed November 17, 1988 by Heydt Contracting           $ 3,000.00
Company in New York City NY.

Mechanics lien filed November 18, 1988 by S&S Fire Suppression        $ 4,342.55
Systems Inc. in New York City NY.

                                                            EXHIBIT A-1-FORM OF
                                                              REVOLVING CREDIT
                                                              PROMISSORY NOTE

U.S.$_______________                      Dated: _________________, 199_

     FOR VALUE RECEIVED, the undersigned, INTERNATIONAL FLAVORS & FRAGRANCES INC., a New York corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of ___________________ (the "(Lender") for the account of its Applicable Lending Office on the later of Termination Date and the date designated pursuant to Section 2.06 of the Credit Agreement (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$ [amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the 364-Day Credit Agreement dated as of June 1, 1999 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined) outstanding on such date.

     The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to Citibank, as Agent, at 399 Park Avenue, New York, New York 10043, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this promissory Note.

     This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                                        INTERNATIONAL FLAVORS & FRAGRANCES INC.


                                        By______________________________________
                                          Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL


================================================================================
                             AMOUNT OF
             AMOUNT OF     PRINCIPAL PAID      UNPAID PRINCIPAL     NOTATION
  DATE        ADVANCE        OR PREPAID            BALANCE           MADE BY
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

                                                          EXHIBIT A-2-FORM OF
                                                            COMPETITIVE BID
                                                             PROMISSORY NOTE


U.S.$__________________                         Dated:_____________, 199_

     FOR VALUE RECEIVED, the undersigned, INTERNATIONAL FLAVORS & FRAGRANCES INC., a New York corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________ (the "Lender") for the account of its Applicable Lending Officer (as defined in the 364-Day Credit Agreement dated as of June 1, 1999 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined)), on ________________, 199_, the principal amount of U.S.$_________________.

     The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

     Interest Rate: _______% per annum (calculated on the basis of a year of _______ days for the actual number of days elapsed).

     Both principal and interest are payable in lawful money of the United States to Citibank, as agent, for the account of the Lender at the office of Citibank at 399 Park Avenue, New York, New York 10043 in same day funds.

     This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

     The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

     This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                       INTERNATIONAL FLAVORS & FRAGRANCES INC.


                                        By______________________________________
                                          Title:

                                            EXHIBIT B-1-FORM OF NOTICE OF
                                              REVOLVING CREDIT BORROWING

Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Two Penns Way
  New Castle, Delaware 19720

                                                     [Date}

      Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

     The undersigned, International Flavors & Fragrances Inc., refers to the 364-Day Credit Agreement, dated as of June 1, 1999 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the "Proposed Revolving Credit Borrowing") as required by Section 2.02(a) of the Credit Agreement:

          (i) The Business Day of the proposed Revolving Credit Borrowing is ___________, 199_.

          (ii) The type of advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

          (iii) The aggregate amount of the Proposed Revolving Credit Borrowing is $________________.

          [(iv) The initial Interest period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is _____ month[s].]

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Revolving Credit
Borrowing:

     (A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

     (B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.


                                       Very truly yours,


                                       INTERNATIONAL FLAVORS & FRAGRANCES INC.


                                        By______________________________________
                                          Title:

                                            EXHIBIT B-2-FORM OF NOTICE OF
                                              COMPETITIVE BID BORROWING

Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Two Penns Way
  New Castle, Delaware 19720

                                                     [Date}

      Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

     The undersigned, International Flavors & Fragrances Inc., refers to the 364-Day Credit Agreement, dated as of June 1, 1999 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the "Proposed Competitive Bid Borrowing") is requested to be made:

(A) Date of Competitive Bid Borrowing       ____________________________
(B) Amount of Competitive Bid Borrowing     ____________________________
(C) [Maturity Date] [Interest Period]       ____________________________
(D) Interest Rate Basis                     ____________________________
(E) Interest Payment Date(s)                ____________________________
(F) _______________________                 ____________________________

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid
Borrowing:

          (a) the representations and warranties contained in Section 4.01 are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

          (b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

          (c) no event has occurred and no circumstance exists as a result of which the information concerning the undersigned that has been provided to the Agent and each Lender by the undersigned in connection with the Credit Agreement would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; and

          (d) the aggregate amount of the Proposed Competitive Bid Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.

     The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.03(a)(v) of the Credit Agreement.

                                      Very truly yours,


                                       INTERNATIONAL FLAVORS & FRAGRANCES INC.


                                        By______________________________________
                                          Title:

                                                              EXHIBIT C--FORM OF
                                                       ASSIGNMENT AND ACCEPTANCE


     Reference is made to the 364-Day Credit Agreement dated as of June 1, 1999 (as amended or modified from time to time, the "Credit Agreement") among International Flavors & Fragrances Inc., a New York corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

     The "Assignor" and the "Assignee" referred to on Schedule I hereto agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances and Competitive Bid Notes). After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Revolving Credit Advances owing to the Assignee will be as set forth on
Schedule 1 hereto.

     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Revolving credit Note, if any, held by the Assignor.

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in
Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under section 2.14 of the Credit Agreement.

     4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

     5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payment under the Credit Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payment of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Credit Notes for periods prior to the Effective Date directly between themselves.

     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

     8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

                                   Schedule 1
                                       to
                           Assignment and Acceptance


Percentage interests assigned:                                       _________%


Assignee's Commitment:                                      $________

Aggregate outstanding principal amount of Revolving
  Credit Advances assigned:                                 $________

Principal amount of Revolving Credit Note payable
  to Assignee.                                              $________

Principal amount of Revolving Credit Note payable
  to Assignor:                                              $________

Effective Date*: _______________, 199_



                                   [NAME OF ASSIGNOR], as Assignor

                                   By___________________________________________
                                     Title:

                                   Dated:________________, 199_


                                   [NAME OF ASSIGNEE], as Assignee

                                   By___________________________________________
                                     Title:

                                   Dated:________________, 199_

                                   Domestic Lending Office:
                                          [Address]

                                   Eurodollar Lending Office:
                                          [Address]


Accepted [and Approved] this
_________ day of _______________, 199_

___________________________, as Agent

By_____________________________________
  Title:

______________________________


* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

[Approved this ____________ day
of ___________________, 199_


INTERNATIONAL FLAVORS & FRAGRANCES INC.

By__________________________________]*
  Title:



















------------

*    Required if the Assignee is an Eligible Assignee solely by reason of clause
     (iii) of the definition of "Eligible Assignee".

                           WEIL, GOTSHAL & MANGES LLP
                   767 FIFTH AVENUE o NEW YORK, NY 10153-0119        DALLAS
                                 (212) 310-8000                      HOUSTON
                               FAX: (212) 310-8007                 MENLO PARK
                                                                (SILICON VALLEY)
                                                                     MIAMI
                                                                WASHINGTON, D.C.

                                                                    BRUSSELS
                                                                    BUDAPEST
                                                                     LONDON
                                                                     PRAGUE
                                                                     WARSAW
WRITER'S DIRECT LINE


                                                         June 1, 1999


To each of the Initial Lenders parties
  to the 364-Day Credit Agreement,
  dated as of June 1, 1999, among
  International Flavors & Fragrances Inc., said Initial Lenders, and
  Citibank, N.A., as Agent for such Lenders, and Salomon Smith Barney Inc., as arranger for such Lenders

Ladies and Gentlemen:

     We have acted as counsel to International Flavors & Fragrances Inc. (the "Company" in connection with the preparation, execution and delivery of the 364-Day Credit Agreement, dated as of June 1, 1999 (the "Credit Agreement"), among the Company, the Initial Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and Salomon Smith Barney Inc., as agent of such Lenders. Capitalized terms defined in the Credit Agreement and used (but not otherwise defined) herein are used herein as so defined.

     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (a) the Credit Agreement, (b) the documents furnished pursuant to Article III thereto, (c) the Certificate of Incorporation of the Company amended and restated to incorporate all amendments thereto (the "Charter"), (d) the by-laws of the Company and all amendments thereto (the "By-laws"), (e) a certificate of the Secretary of the State of New York, dated June 1, 1999, attesting to the continued corporate existence and good standing of the Company in the State of New York, (f) the documents listed in a certificate of the chief financial officer of the Company, dated the date hereof (the "Certificate"), certifying that the documents listed in such certificate are all of the indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes and other agreements or instruments, and all of the orders, writs, judgements, awards, injunctions and decrees, that affect or purport to affect the

WEIL, GOTSHAL & MANGES LLP

Company's right to borrow money or the Company's obligations under the Credit Agreement or the Notes and (g) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company or of public officials and upon the representations and warranties of the Company contained in the Credit Agreement. As used herein, "to our knowledge" and "of which we are aware" mean the conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated by the Credit Agreement.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

     1. The Company is a corporation validly existing and in good standing under the laws of the State of New York.

     2. The Company has all requisite corporate power to execute and deliver the Credit Agreement and the Notes and to perform its obligations thereunder. The execution, delivery and performance of the Credit Agreement and the Notes by the Company have been duly authorized by all necessary corporate action on the part of the Company. Assuming the due authorization, execution and delivery thereof by the Initial Lenders, Citibank, N.A. and Salomon Smith Barney Inc., the Credit Agreement has been duly and validly executed and delivered by the Company and constitutes and, after their execution and delivery, the Notes will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that (A) rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto and (B) no opinion is expressed with respect to Section 2.15 (Sharing of Payments) of the Credit Agreement insofar as such section provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation.

     3. The execution and delivery by the Company of the Credit Agreement and the Notes and the performance by the Company of its obligations thereunder will not conflict with, constitute a default under or violate (i) any of the terms,

WEIL, GOTSHAL & MANGES LLP

conditions or provisions of the Charter or the By-laws, (ii) any of the terms, conditions or provisions of any agreement listed in the Certificate or (iii) any law of the State of New York or federal law or regulation applicable to the Company, including, without limitation, Regulation X promulgated by the Board of Governors of the Federal Reserve System (other than federal and state securities or blue sky laws, as to which we express no opinion in this paragraph).

     4. No authorization, approval or other action by, and no notice to or filing with, any New York State or federal governmental authority is required for the due execution, delivery and performance by the Company of the Credit Agreement and the Notes, except for filings and other actions required pursuant to the Securities Act of 1933 and/or the Securities Exchange Act of 1934 and the rules and regulations thereunder, and federal and state securities or blue sky laws, as to which we express no opinion in this paragraph.

     5. To our knowledge, there is no litigation, action or proceeding pending or overtly threatened against the Company before any court or governmental agency that purports to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or that, if adversely determined, would have a material adverse effect on the business, assets or financial condition of the Company and its subsidiaries taken as a whole.

     The opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, other than to bank regulatory authorities or permitted assigns of any Lender.


                                                Very truly yours,

                                                /s/ WEIL, GOTSHAL & MANGES LLP
                                                ------------------------------
                                                Weil, Gotshal & Manges LLP

                                                                  EXECUTION COPY



                    INTERNATIONAL FLAVORS & FRAGRANCES INC.

                             OFFICER'S CERTIFICATE

                                  June 1, 1999


     The undersigned, a duly authorized officer of International Flavors & Fragrances Inc., a New York corporation (the "Company"), in connection with the consummation of the transactions contemplated in that certain 364-Day Credit Agreement, dated as of June 1, 1999, among the Company, as Borrower, the initial lenders named herein, as Initial Lenders, Citibank, N.A., as Agent, and Salomon Smith Barney Inc., as Arranger (the "Credit Agreement"; capitalized terms defined in the Credit Agreement and used herein but not otherwise defined are used herein as so defined), to the Initial Lenders, the Agent and the Arranger pursuant to the Credit Agreement, does hereby certify, on behalf of the Company, pursuant to Section 3.01(g) of the Credit Agreement, that such officer has reviewed the Credit Agreement and that:

     1. The representations and warranties contained in Section 4.01 of the Credit Agreement are correct on and as of the Effective Date.

     2. No event has occurred and is continuing that constitutes a Default.

     IN WITNESS WHEREOF, the undersigned has hereunto signed his name on the date first written above.


                                              /s/ STEPHEN A. BLOCK
                                              ----------------------------------
                                              Stephen A. Block
                                              Vice President, Law and Regulatory
                                              Affairs, and Secretary

                                                                  EXECUTION COPY



                    INTERNATIONAL FLAVORS & FRAGRANCES INC.

                            CERTIFICATE OF INCUMBENCY

                                  June 1, 1999


     The undersigned, Stephen A. Block, certifies that he is the duly elected Secretary of International Flavors & Fragrances Inc., a New York corporation (the "Corporation"), and in connection with the transactions contemplated that certain 364-Day Credit Agreement, dated as of June 1, 1999, among the Company, as Borrower, the initial lenders named herein, as Initial Lenders, Citibank, N.A., as Agent, and Salomon Smith Barney Inc., as Arranger (the "Credit Agreement"; capitalized terms defined in the Credit Agreement and used herein but not otherwise defined are used herein as so defined). The undersigned does hereby certify for the benefit of the Initial Lenders, the Agent, the Arranger and the Corporation's counsel, Weil, Gotshal & Manges LLP, on behalf of the Corporation that he has reviewed the Credit Agreement and that:

     (a) Attached hereto as Exhibit A is a true, complete and correct copy of the resolutions duly and unanimously adopted by the Board of Directors of the Corporation at a meeting on May 20, 1999, which resolutions have not been amended or modified since the date of adoption thereof and are in full force and effect on the date hereof; and

     (b) The persons named below have been duly elected, duly qualified, and this day are (and at all times since May 14, 1998 have been), officers of the Corporation, holding the respective offices set forth below opposite their names, and the signature set opposite each of their respective names is his or her genuine signature:

NAME                        OFFICE                           SIGNATURE
----                        ------                           ---------
Eugene P. Grisanti          President and                    EUGENE P. GRISANTI
                            Chief Executive Officer          ------------------

Douglas J. Wetmore          Vice-President and               DOUGLAS J. WETMORE
                            Chief Financial Officer          ------------------

     IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.


                                           By: /s/ STEPHEN A. BLOCK
                                              ----------------------------------
                                              Stephen A. Block
                                              Vice President, Law and Regulatory
                                              Affairs, and Secretary

                                         International Flavors & Fragrances Inc.
                                                          Incumbency Certificate
                                                                    June 1, 1999


I, Arthur L. Liberman, the Assistant Secretary of International Flavors & Fragrances Inc., DO HEREBY CERTIFY that Stephen A. Block has been duly elected, duly qualified, and this day is the Secretary of said corporation, and that the signature above is his/her genuine signature.

     WITNESS may hand this 1st day of June 1999.


                                              By: /s/ ARTHUR L. LIBERMAN
                                                 --------------------------
                                                 Name: Arthur L. Liberman
                                                 Title: Assistant Secretary

                                                                       EXHIBIT A

                           RESOLUTIONS IN RESPECT OF
                            COMMERCIAL PAPER PROGRAM
                         AND BACKSTOP CREDIT AGREEMENT

     RESOLVED that (a) the draft dated as of May 19, 1999 of the form of the proposed 364-Day Credit Agreement (the "Credit Agreement"), among the Corporation, the banks, financial institutions and other institutional lenders listed in the signature pages thereof (together with their successors and permitted assigns, the "Lenders"), Citibank, N.A., as agent (the "Agent"), and Salomon Smith Barney Inc., as arranger (the "Arranger"), for the Lenders, providing for the extension of credit in the form of a 364-day, senior, unsecured, working capital and revolving credit facility in an aggregate principal amount at any item outstanding not in excess of three hundred million U.S. dollars (U.S. $300,000,000) (an amount that could be increased to four hundred million U.S. dollars (U.S. $400,000,000) upon receipt of a request of the Borrower pursuant to Section 2.18 of the Credit Agreement), and each of the terms and provisions contained therein, be, and hereby are, authorized and approved in every respect by the Corporation, (b) each transaction effected or to be effected pursuant to the terms and provisions of the Credit Agreement be, and hereby is, authorized and approved in every respect and (c) the Corporation enter into the Credit Agreement and consummate the transactions contemplated thereby; and

     RESOLVED that Eugene P. Grisanti, Chairman, President and Chief Executive Officer, and Douglas J. Wetmore, Vice-President and Chief Financial Officer, of the Corporation (the "Authorized Officers") each be, and each of them hereby is, authorized to (a) execute and deliver, in the name of the Corporation, the Credit Agreement, substantially in the form approved by the Board of Directors of the Corporation pursuant to the foregoing resolutions, with such changes thereto as may be approved by the officer executing and delivering the same on behalf of the Corporation, and (b) execute and deliver on behalf of the Corporation all other agreements and other documents and instruments (including, without limitation, the required Notes) required by the Agent, the Lenders or the Arranger to be executed and delivered in connection with any of the foregoing matters. The execution of any document or instrument by any of the aforesaid officers of the Corporation pursuant to these resolutions shall be conclusive evidence that the same have been authorized and approved by the Corporation in every respect; and

     RESOLVED that the Authorized Officer be, and each of them hereby is, authorized to: (i) borrow for the use and the benefit of the Corporation from time to time up to an aggregate principal amount of Three Hundred Million Dollars ($300,000,000) at any one time outstanding through the issuance of commercial paper notes; (ii) execute such commercial paper notes in the name and on the behalf of the Corporation; (iii) execute and deliver (A) a Commercial Paper Dealer Agreement among the Corporation and one or more financial institutions, as Dealers (the "Dealers"), providing, among other things, for the sale of commercial paper notes on behalf of the Corporation and the indemnification of the Dealers in connection therewith and (B) a Commercial Paper Issuing and Paying Agency Agreement between the Corporation and a financial institution to be chosen later, as issuing and paying agent; (iv) select the Dealers and the Paying Agent; (v) delegate to any other officers or employees of the Corporation authority to give instructions to the Dealer pursuant to the Agreement; and (vi) do such acts and execute such other instruments and documents as may be necessary and proper to effect the transactions contemplated hereby including (A) amending documents referred to herein and (B) appointing additional dealers and successors to any of the parties selected (all of the foregoing collectively, the "Commercial Paper Program"), and

     RESOLVED that the appropriate officers of the Corporation each be, and each of them hereby is, authorized in the name of the Corporation to do and perform all such further acts and to execute and deliver all such further documents and instruments and to take all such further steps as any one of them may deem to be necessary, advisable, convenient or proper to carry out the intent of these resolutions and to fully perform the provisions of the Credit Agreement and to implement and perform the Commercial Paper Program. The performance of any such further act and the execution of any such document or instrument by any of the aforesaid officers of the Corporation pursuant to these resolutions shall be conclusive evidence that the same have been authorized and approved by the Corporation in every respect; and

     RESOLVED that the Secretary, Treasurer and any Assistant Secretary of the Corporation be, and hereby are, authorized to join in the execution of, to attest on behalf of the Corporation, or to deliver certificates on behalf of, the Corporation, relating to any documents that the appropriate officers have been authorized to enter into on behalf of the

Corporation pursuant to the foregoing resolutions; and

     RESOLVED that the authority given hereunder shall be deemed retroactive and any and all acts relating to the subject matter of the foregoing resolutions performed prior to the passage of these resolutions be, and hereby are, ratified and approved.

                              SHEARMAN & STERLING

                              599 LEXINGTON AVENUE
                           NEW YORK, N.Y. 10022-6069
                                  212 848-4000

FAX: 212-848-7179                                                     ABU DHABI
TELEX: 667290 WUI                                                       BEIJING
www.shearman.com                                                     DUSSELDORF
                                                                      FRANKFURT
                                                                      HONG KONG
WRITER'S DIRECT NUMBER:                                                  LONDON
                                                                     MENLO PARK
                                                                       NEW YORK
                                                                          PARIS
                                             June 1, 1999         SAN FRANCISCO
                                                                      SINGAPORE
                                                                          TOKYO
                                                                        TORONTO
                                                               WASHINGTON, D.C.


To the Initial Lenders party to the
  Credit Agreement referred to
  below, Citibank, N.A., as Agent,
  and Salomon Smith Barney Inc.,
  as Arranger

Ladies and Gentlemen:

     We have acted as special New York counsel to Citibank, N.A., as Agent, in connection with the preparation, execution and delivery of the 364-Day Credit Agreement dated as of June 1, 1999 (the "Credit Agreement"), among International Flavors and Fragrances Inc., a New York corporation (the "Borrower"), and each of you (each a "Lender"). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

     In that connection, we have examined a counterpart of the Credit Agreement executed by the Borrower, the Revolving Credit Notes executed by the Borrower and delivered on the date hereof (for purposes of this opinion letter, the "Notes") and, to the extent relevant to our opinion expressed below, the other documents delivered by the Borrower pursuant to Section 3.01 of the Credit Agreement.

     In our examination of the Credit Agreement, the Notes and such other documents, we have assumed, without independent investigation (a) the due execution and delivery of the Credit Agreement by all parties thereto and of the Notes by the Borrower, (b) the genuineness of all signatures, (c) the authenticity of the originals of the documents submitted to us and (d) the conformity to originals of any documents submitted to us as copies.

     In addition, we have assumed without independent investigation, that (i) the Borrower is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power and authority (corporate and otherwise) to execute, deliver and perform the Credit Agreement and the Notes and (ii) the execution, delivery and performance by the Borrower of the Credit Agreement and the Notes have been duly authorized by all necessary action (corporate or otherwise) and do not (A) contravene the certificate of incorporation, bylaws or other constituent documents of the Borrower, (B) conflict with or result in the breach of any document or instrument binding on the Borrower or (C) violate or require any governmental or regulatory authorization or other action under any law, rule or regulation applicable to the Borrower other than New York law or United States federal law applicable to borrowers generally or, assuming the correctness of the Borrower's statements made as representations and warranties in Section 4.01(c) of the Credit Agreement, applicable to the Borrower. We have also assumed that the Credit Agreement is the legal, valid and binding obligation of each Lender, enforceable against such Lender in accordance with its terms.

     Based upon the foregoing examination and assumptions and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Credit Agreement and each of the Notes are the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

     Our opinion above is subject to the following qualifications:

          (i) Our opinion above is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally.

          (ii) Our opinion above is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

          (iii) We express no opinion as to the enforceability of the indemnification provisions set forth in Section 8.04 of the Credit Agreement to the extent enforcement thereof is contrary to public policy regarding the exculpation of criminal violations, intentional harm and acts of gross negligence or recklessness.

          (iv) Our opinion above is limited to the law of the State of New York and the federal law of the United States of America and we do not express any opinion herein concerning any other law. Without limiting the generality of foregoing, we express no opinion as to the effect of law of a jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement or any of the Notes may be sought that limits the rate of interest legally chargeable or collectible.

     A copy of this opinion letter may be delivered by any of you to any Person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such Lender may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such Lender on the date hereof.

     This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other Lender who is permitted to rely on this opinion expressed herein as specified in the next preceding paragraph of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any Lender relying on this opinion letter at any time should seek advice of its counsel as to the proper application of this letter at such time.

                                            Very truly yours,


                                            SHEARMAN & STERLING



EB:SLH

                                 EXHIBIT 10(b)

                                       IFF

INTERNATIONAL FLAVORS & FRAGRANCES INC.
                       521 WEST 57th STREET, NEW YORK, N.Y. 10019 (212) 765-5500
================================================================================
CREATORS AND MANUFACTURERS OF FLAVORS, FRAGRANCES AND AROMA CHEMICALS
                                                             FAX: (212) 708-7132

                                  May 14, 1999

Mr. Philip P. Gaetano
226 Indian Rock Road
New Canaan, Connecticut 06840

Dear Phil:

     As we have discussed, you and International Flavors & Fragrances Inc. ("IFF" or the "Company") have agreed that it would be in your best interests, and those of the Company, for your employment with IFF to terminate and for you to pursue other business opportunities. This letter (this "Agreement") will set forth the terms of our agreement in connection with your separation from IFF.

     1. Your employment with IFF terminated on May 14, 1999 (the "Termination Date"). In that connection, please execute the letter of resignation as a Vice-President of IFF attached to this letter as Exhibit A. You also agree to execute such other resignations as a Trustee of the IFF Pension Plan and the IFF Retirement Investment Fund Plan as may be requested of you. From and after the Termination Date, you will continue to receive "Salary Continuation Payments" of $18,750 per month, your IFF salary at the date of your termination, through and including November 15, 1999. Thereafter, if at the beginning of any month through and including February 2000, you have not commenced new "Employment", as hereinafter defined, you will continue to receive Salary Continuation Payments for that month (the period during which you receive Salary Continuation Payments is hereinafter referred to as the "Severance Period"). Salary Continuation Payments will be made semi-monthly at the same times as compensation is paid to exempt employees of IFF. For

                                                           Mr. Philip P. Gaetano
                                                                    May 14, 1999
                                                               Page 2 of 5 Pages


          the purpose of this Agreement, "Employment" will mean your substantial full-time participation for compensation as an officer, director, employee, partner, principal, consultant or individual proprietor (whether or not as a Human Resources professional) in any entity or business.

     2. You may continue to use the IFF-provided automobile presently in your possession (the "Company Car") until December 31, 1999 under the same terms and conditions as it is currently provided to you. On December 31, 1999 you may either (a) return the Company Car to IFF, or (b) purchase the Company Car at its then depreciated value.

     3. Except as provided in the next sentence, you agree that the Salary Continuation Payments, right to purchase the Company Car and the "gross-up" of reimbursed expenses in connection with your relocation from Atlanta, Georgia to New Canaan, Connecticut (in accordance with Company policy) will be in lieu of all other monetary compensation to which you may be otherwise entitled in respect of your IFF employment, including but not limited to any incentive compensation in respect of 1999, whether under the Management Incentive Compensation Plan or otherwise. The IFF Compensation and Benefits Department will contact you with respect to the disposition of your Retirement Investment Fund Plan (including supplemental plan) accounts.

     4. At your election, you have not been and are not currently covered by the IFF Medical and/or Dental Plan (the "IFF Health Plans"). As a result, you acknowledge that neither you nor any or your dependents will have the ability to take advantage of the provisions of he Consolidated Omnibus Budget Reconciliation Act of 1986 to have the opportunity to continue medical and dental coverage under the IFF Health Plans for any period after the Termination Date.

     5. The life insurance coverage (including any coverage under the IFF Executive Death Benefit Plan) with which you have been provided as an active IFF employee will continue for the shorter of the Severance Period or until the end of the month in which you commence new

                                                           Mr. Philip P. Gaetano
                                                                    May 14, 1999
                                                               Page 3 of 5 Pages


          Employment. Such period is hereinafter referred to as the "Supplemental Benefits Period." You will have the right to convert the basic portion of such group life insurance into individual coverage without the need for a medical history or examination by contacting a Prudential agent of your choice within thirty-one (31) days after the expiration of the Supplemental Benefits Period. Metropolitan Life Insurance Company will contact you with respect to conversion of the Executive Death Benefit Plan portion of such life insurance coverage. Upon any conversion of either or both portions of such life insurance coverage, you will be solely responsible for all premiums.

     6. During the Supplemental Benefits Period, IFF will provide you, at no cost to you, with outplacement assistance to help you find a new position. The Company in its sole discretion will determine the nature of such outplacement assistance. You agree to provide reasonable assistance to IFF, at such reasonable times as it may be requested, in connection with the transition of your responsibilities as Vice-President, Human Resources, to those on whom such responsibilities may devolve.

     7. In the event of your death during the Severance Period, the Salary Continuation Payments will continue for the remainder of the Severance Period and will be paid to your legal representative.

     8. You agree and acknowledge that, as of the Termination Date, the Executive Severance Agreement dated January 4, 1999 between you and IFF terminated.

     9. Under your Security Agreement with IFF, a copy of which is attached to this Agreement as Exhibit B, and under applicable trade secret law, you are obliged to keep in confidence all IFF proprietary and confidential information, including that described above, and not to divulge it to others or to use it for your own purposes or in the service of any new employer. Both under your Security Agreement and under applicable law, this obligation continues not only while you are employed by IFF, but after cessation of that employment. In that connection, you acknowledge that during your IFF service, you have acquired proprietary and confidential knowledge and

                                                           Mr. Philip P. Gaetano
                                                                    May 14, 1999
                                                               Page 4 of 5 Pages


          information of IFF, including, but not limited to, business, technical, human resources and legal strategies, and the identity of IFF customers and suppliers. You agree to abide by the terms and conditions of the Security Agreement both during the Severance Period and thereafter, but such obligations will in no way be construed as a continuation of your IFF employment, which terminated on the Termination Date.

     10. Upon your leaving the employ of IFF you are also required to deliver to IFF all notes, memoranda, records, files or other papers, including all copies thereof, in your custody or control and relating to any IFF proprietary and confidential knowledge or information, or any such information of IFF customers or suppliers (collectively, "IFF Documents"). You hereby acknowledge that you have delivered to IFF all IFF Documents.

     11.  You and IFF agree:

          (a) At no time will you in any way denigrate, demean or otherwise say or do anything, whether in oral discussions or in writing, that would cause any director, officer, employee or representative of IFF, or any third party, including but not limited to suppliers, customers and competitors of IFF, to lower his, her or its perception about the integrity, public or private image, professional competence, or quality of products or service, of IFF or of any officer, director, employee or other representative of IFF. IFF and you will agree on a written form of reference from IFF that you may use with any prospective employer. Other than that reference, if IFF is asked by a prospective employer for a reference with respect to a new position for which you are being considered, without your prior written consent the Company will do no more than confirm your dates of employment and your salary history. You hereby acknowledge that your breach of any of Sections 9, 10 or 11 will entitle the Company (i) immediately to terminate any payment or other benefit then being made or provided to you or otherwise due to you under this letter agreement (except for any amounts then due to you in respect of your RIFP accounts) and (ii) to injunctive relief.

                                                           Mr. Philip P. Gaetano
                                                                    May 14, 1999
                                                               Page 5 of 5 Pages


          (b) At no time will any director, officer, employee or other representative of IFF in any way denigrate, demean or otherwise say or do anything, whether in oral discussions or in writing, that would cause any other director, officer, employee or representative of IFF, or any third party, including but not limited to suppliers, customers and competitors of IFF, to lower his, her or its perception about your integrity, public or private image or professional competence.

     12. Please sign and return the Release attached to this Agreement as Exhibit C. This Agreement will take effect only upon your execution of this Agreement and Exhibits A and C.

     13. This Agreement will be governed by and interpreted in accordance with New York law.


     Please sign and date both copies of this letter in the space provided below and return one fully executed copy, together with the executed letter of resignation and the Release. The other copy is for your records.

     Phil, we wish you the best for the future.

                                           Sincerely yours,

                                           INTERNATIONAL FLAVORS &
                                             FRAGRANCES INC.


                                           By: /s/ EUGENE P. GRISANTI
                                               -----------------------
                                               Eugene P. Grisanti
                                               Chairman, President and
                                               Chief Executive Officer


AGREED AND ACCEPTED:


/s/ PHILIP P. GAETANO
    ------------------
    Philip P. Gaetano
    June 22, 1999

                                                                       EXHIBIT A


                                  May 14, 1999


Stephen A. Block, Esq.
Vice-President and Secretary
International Flavors & Fragrances Inc.
521 West 57th Street
New York, New York 10019

Dear Mr. Block:

     I hereby resign as a Vice-President of International Flavors & Fragrances Inc., effective immediately.

                                           Very truly yours,

                                           /s/ PHILIP P. GAETANO
                                               -------------------
                                               Philip P. Gaetano

                                                                       EXHIBIT B

                             IFF SECURITY AGREEMENT

                    International Flavors & Fragrances, Inc.
                    521 West 57th Street, New York, NY 10019

In consideration of my employment by IFF or any of its subsidiaries (herein together called IFF), I hereby agree as follows:

1. I acknowledge that in the course of my employment by IFF, I may have access to, acquire or gain confidential knowledge or information (i) with respect to formulae, secret processes, plans, devices, products, computer programs and other intangible property, know-how and other data belonging or relating to IFF or belonging to a customer or supplier of IFF, or (ii) with respect to the identity of customers of IFF, and the identity of products and the quantity and prices of the same ordered by such customers. I acknowledge that all such information is the sole property of IFF or its customer or supplier, and I shall treat it as set forth below.

2. I shall keep confidential all such knowledge or information described above and shall not divulge it to others nor use it for my own private purposes or personal gain, without the express written consent of IFF. This obligation on my part shall continue during and after the period of my employment by IFF.

3. Upon termination of my employment, or at any time IFF may request, I shall deliver to IFF all notes, memoranda, formulae, records, files or other papers, tapes, discs or programs, and copies thereof, in my custody relating to any such knowledge or information described above to which I have had access or which I may have developed during the term of my employment.

4. I shall not, without the prior written permission of IFF, after leaving the employ of IFF for any reason, work for others, or for my own account, on any of the secret processes, formulae or programs on which I have worked or to which I have had access while in the employ of IFF.

5. Any invention, formula, process, product, program, idea, discovery and improvement conceived or developed by me within the period of my employment, relating to any activity engaged in by IFF, shall be the sole and exclusive property of IFF and I shall promptly communicate to IFF full information with respect to any of the foregoing conceived or developed by me. I shall execute and deliver all documents and do all other things as shall be deemed by IFF to be necessary and proper to effect the assignment to IFF of the sole and exclusive right, title, and interest in and to all such inventions, formulae, processes, products, programs, ideas, discoveries, and improvements and patent applications and patents thereon.

6. I understand and agree that IFF has no interest in and will not accept divulgence to it of any confidential knowledge or information which is the property of any previous employer or other third party. Notwithstanding any other paragraph of this agreement, I shall not communicate any such confidential knowledge or information to IFF nor use the same during the course of my employment.


12/8/98                 /s/ PHILIP P. GAETANO
----------              ------------------------------
date                    signature

                                                                       EXHIBIT C

                                     RELEASE

     KNOW ALL PERSONS BY THESE PRESENTS that the undersigned, Philip P. Gaetano, of 226 Indian Rock Road, New Canaan, Connecticut 06840 (hereinafter referred to as "Employee"), for and in consideration of certain benefits heretofore paid or to be paid or provided to him by International Flavors & Fragrances Inc., a New York corporation with a place of business at 521 West 57th Street, New York, New York 10019 (hereinafter referred to as "IFF Inc."), as such benefits are set forth in a Letter Agreement dated May 14, 1999, a copy of which is annexed hereto as Annex A, DOES HEREBY AGREE TO RELEASE and DOES HEREBY RELEASE IFF Inc. and all of its subsidiaries and affiliates and their respective directors, officers and employees (hereinafter referred to as "Releasees") from all "Claims", as hereinafter defined, and Employee agrees never to file any lawsuit or any claim with any Federal, state or local administrative agency asserting or in respect of any of such Claims.

     As used in this Release, the term "Claims" means and includes all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, rights, costs, losses and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which Employee now has, or claims to have, or which Employee at any earlier time had, or claimed to have had, or which Employee at any future time may have, or claim to have, against each or any of the Releasees as to any matters occurring or arising on or before the date this Release is executed by Employee. The Claims Employee is releasing under this Release include, but are not limited to, rights arising out of alleged violations of any contracts, express or implied, written or oral, and any Claims for wrongful discharge, fraud, misrepresentation, infliction of emotional distress, or any other tort, and any other Claims relating to or arising out of employee's employment with IFF Inc. or the termination thereof, and any Claim for violation of any Federal, state or other governmental statute, regulation or ordinance including, but not limited to, the following, each as amended to date
(1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. (ss) 2000e et seq. (race, color, religion, sex and national origin discrimination); (2) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. (s) 1981 (race discrimination); (3) the Age Discrimination in Employment Act, 29 U.S.C. (s) 621-634 (age discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. (s) 206 (equal pay); (5) Executive Order 1246 (race, color, religion, sex and national origin discrimination); (6) Executive Order 11141 (age discrimination); (7) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C.
(ss) 701 et seq. (handicap discrimination); (8) the Employee Retirement Income Security Act of 1974, 29 U.S.C. (ss) 1001 et seq. (retirement matters); and (9) any applicable Connecticut, New York or New Jersey statute, regulation or ordinance relating to employment terminations that may be discriminatory or otherwise in contravention of public policy.

     Employee hereby represents that he has not filed any complaints, charges or lawsuits against any Releasee with any governmental agency or any court; that he will not file or pursue any at any time hereafter; and that if any such agency or court assumes jurisdiction of any complaint, charge or lawsuit, against any Releasee on behalf of employee, he will request such agency or court to withdraw the matter. Neither this Release nor the undertaking in this paragraph shall limit Employee from pursuing Claims for the sole purpose of enforcing his rights under Annex A or under any employment or retiree benefit plan or program of IFF Inc.

     Employee hereby represents that he has been given a period of twenty-one
(21) days to review and consider this Release before signing it. Employee further understands that he may use none or as much of this 21-day period as he wishes prior to signing.

     Employee is advised that he has the right to and should consult with an attorney before signing this Release. Employee understands that whether or not to do so is the Employee's decision. Employee has exercised his right to consult with an attorney to the extent, if any, that he desired.

     Employee may revoke this Release within seven (7) days after he signs it. Revocation can be made by delivering a written notice of revocation to Stephen
A. Block, Vice-President, Law & Regulatory Affairs, and Secretary, IFF Inc., 521 West 57th Street, New York, New York 10019. For such revocation to be effective, written notice must be received by Mr. Block not later than the close of business on the seventh day after the day on which Employee executes this Release. If Employee revokes this Release, it shall not be effective and the Letter Agreement described in Annex A shall be null and void.

     Employee understands and acknowledges that IFF Inc. has not made any promises to or representations other than those in Annex A.

     EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE, UNDERSTANDS IT AND IS VOLUNTARILY EXECUTING IT.

     (PLEASE READ THIS RELEASE CAREFULLY. IT COVERS ALL KNOWN AND UNKNOWN
CLAIMS.)

     Executed at New Canaan, CT, on June 22, 1999.


                                            /s/ PHILIP P. GAETANO
                                            ---------------------
                                                Philip P. Gaetano

STATE OF CONNECTICUT )
                     ) ss: New Canaan
COUNTY OF FAIRFIELD  )

Subscribed and sworn to before
me this 22nd day of June, 1999
by the said Philip P. Gaetano
known to me.

JAYNE S. WALLBRUNN
------------------
 Notary Public

My Commission expires on

---------------, -------


[GRAPHICAL REPRESENTATION OF
NOTARY PUBLIC SEAL]